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                                                                    EXHIBIT 10.9
                               SUBLEASE AGREEMENT


        THIS SUBLEASE AGREEMENT ("Sublease") is made and entered into this _____ day of August, 1997, by and between PARADYNE CORPORATION, a Delaware corporation, who address is 8548 126th Avenue North, P.O. Box 2826, Largo, Florida 34649-2268, Attn: Real Estate Manager ("Sublandlord"), and GLOBESPAN TECHNOLOGY, INC., a Delaware corporation whose address is 100 Schultz Drive, Red Bank, New Jersey 07701 ("Subtenant").


                                   WITNESSETH:

        Sublandlord did, on the 8th day of October, 1996, enter into this certain Lease Agreement, with SHAV ASSOCIATES ("Landlord"), a copy of which Lease Agreement is attached hereto and marked "Exhibit A" (the "Overlease").

        The Subtenant herein does hereby sublease the premises consisting of approximately twenty-one thousand six hundred (21,600) rentable square feet (the "Subleased Premises"), consisting of the First Floor in the building located at 100 Schultz Drive, Red Bank, New Jersey. The Subleased Premises shall be leased on an exclusive basis except for the lunch room and video conference room located on the First Floor which shall be used on a non-exclusive basis with Sublandlord. The Subleased Premises shall be leased on exactly the same terms and conditions stated in the Overlease, with the following exceptions, to wit:

        1. Overlease. The rights of Subtenant under this Sublease are subject and subordinate in all respects to the Overlease. The provisions of the Overlease (including any provisions in the Overlease that are incorporated by reference from other documents) are incorporated by reference in this Sublease with the same effect as if they were set forth in this Sublease, except as follows:

              (a) The term of this Sublease is as provided in Section 2 of this Sublease;

               (b) Subtenant shall pay to Sublandlord the Rent and Additional Rent pursuant to Section 3 of this Sublease.

               (c) Subtenant will be responsible for all expenses related to the retrofit and buildout of the Subleased Premises except for the costs to divide the lunch room constituting a part of the Subleased Premises. Sublandlord and Subtenant shall each pay one-half (1/2) of the cost to divide the lunchroom. In addition Sublandlord and Subtenant shall pay the cost of the contract facilities engineer engaged by Sublandlord to manage and oversee the retrofit and buildout of the Subleased Premises with Sublandlord paying fifty-five percent (55%) of such cost and Subtenant paying forty-five percent (45%) of such cost.

        Subtenant shall use the Subleased Premises in accordance with the provisions of the Overlease. Except as otherwise provided in this Sublease, Subtenant shall perform and satisfy all the covenants and conditions of "Tenant" under the Overlease, and shall not do or


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        suffer anything that constitutes a "Default" under the Overlease.
        Sublandlord grants to Subtenant all rights and privileges granted to "Tenant" under the Overlease. Sublandlord does not purport to grant to Subtenant any better rights or remedies under the Overlease than are possessed by Sublandlord, and Sublandlord is not obligated to compel Landlord to perform any of its obligations under the Overlease.

        2. Commencement. The Sublease shall commence on September 1, 1997. The Sublease shall expire on April 30, 2002 at Noon, Edison, New Jersey time.

        3. Rent. The Subtenant shall pay to the Sublandlord as rent for the Subleased Premises the sum of $628,596.00 per year, which equates to $52,383.00 per month (the "Rent"), payable in advance on the first day of each month without deduction, abatement, counterclaim or offset whatsoever, throughout the term of the Sublease plus forty-five percent (45%) of (i) any additional payments due Landlord under the Overlease and (ii) any cost of security including, but not limited to security systems and guards (collectively the "Additional Rent") which Additional Rent shall include but shall not be limited to Tenant's Proportionate Share of Increase in Taxes, and Tenant's Proportionate Share of Increase in Operating Expenses. Subtenant shall also be responsible for the cost of its own utilities including but not limited to electricity, telephone, HVAC system and I/S expenses together with all applicable sales tax. SUBLANDLORD DOES NOT WARRANT THAT IT WILL BE PROVIDING ANY SECURITY SERVICES AND SHALL NOT BE LIABLE FOR THE FAILURE TO PROVIDE SUCH SERVICES. IN ADDITION, SUBLANDLORD SHALL NOT BE LIABLE IF THE SECURITY SERVICES ARE PROVIDED IN A NEGLIGENT MANNER.


4. Notices. The Subtenant shall pay the Rent and Additional Rent and shall forward all notices to Sublandlord at the following address (or such other place as Sublandlord may hereafter designate in writing):

                      Paradyne Corporation
                      8545 126th Avenue North
                      P.O. Box 2826
                      Largo, Florida 3449-2268
                      Attn:  Real Estate Manager

        The Sublandlord shall forward all notices to Subtenant at the following address (or at such other place as Subtenant may hereafter designate in writing):

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               (a) Any notice by either party to the other shall be valid only if in writing and shall be deemed to be duly given only if delivered personally or sent by registered or certified, postage prepaid, mail addressed (i) if to Subtenant, at:

                      Globespan Technology, Inc.
                      100 Schultz Drive
                      Red Bank, New Jersey 07701

        and (ii) if to Sublandlord, at Sublandlord's address as set forth above, or at such other address for either party as that party may designate by notice to the other; notice shall be deemed given, if delivered personally, upon delivery thereof, or if mailed upon the posting thereof.

               (b) Subtenant hereby appoints as its agent to receive service of all dispossessory or distraint proceedings, the person in charge of the Subleased Premises at the time of occupying the Subleased Premises; and if there is no person occupying same, then such service may be made by attachment thereof on the main entrance of the Subleased Premises.

        Notwithstanding the changes in the name and place of notice, all of the other provisions and conditions contained in the Overlease described above shall remain in full force and effect.

        5. Access. Sublandlord and Sublandlord's agents shall have the right to enter the Subleased Premises at all times subsequent to giving Subtenant reasonable notice except in the case of an emergency, for which such notice is not required, to examine the Subleased Premises, to survey the Subleased Premises, to show the Subleased Premises to prospective mortgagees or lessees, and to make such decoration, repairs, or alterations, improvements or additions as Sublandlord may deem necessary and desirable to the Subleased Premises. Sublandlord shall be allowed to take all material into and upon the Subleased Premises that may be required in connection with such activity without the same constituting an eviction or constructive eviction of Subtenant in whole or in part and the Rent and Additional Rent shall in no way abate while said activities are being conducted, by reason of loss or interruption of business of Subtenant or otherwise. If Subtenant shall not be personally present to open and permit an entry into the Subleased Premises, at any time, when for any reason an entry therein shall be necessary and permissible, Sublandlord and Sublandlord's agents may enter the same by a master key or may forcibly enter the same without rendering Sublandlord or such agents liable therefore (if during such entry Sublandlord or Sublandlord's agents shall accord reasonable care to Subtenant's property), and without in any manner affecting the obligations and covenants of the Sublease. Nothing herein contained, however, shall be deemed or construed to impose upon Sublandlord any obligation, responsibility, or liability whatsoever, for the care, supervision, repair of the building or any part thereof.

        6. Assignment. Subtenant shall not assign, sublease, transfer, pledge or encumber this Sublease or any interest therein without the prior written consent of Sublandlord which consent may be withheld in Sublandlord's sole discretion and any attempted assignment, sublease or other

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transfer or encumbrance of this Sublease shall be in violation of the terms and conditions of this Sublease.

        7. Warranties and Representations. Subtenant shall lease the Subleased Premises in "AS IS, WHERE IS" condition and without any warranties or representations whatsoever either expressed or implied. Subtenant shall not make any alterations to the Subleased Premises without the prior written consent of Sublandlord which consent may be withheld in Sublandlord's sole discretion. Upon expiration of the term, Subtenant shall leave the Subleased Premises in good condition, normal wear and tear excepted.

        8. Services. Referencing Article 16, Heating, Ventilation, and Air-Conditioning of the Overlease, Subtenant shall be responsible for all costs associated with "after hours" air conditioning services requested by Subtenant.

        9. Indemnity. Subtenant shall indemnify and hold harmless Sublandlord and Landlord from all cost, loss, expense or liability incurred by Sublandlord in connection with its sublease to Subtenant of the Subleased Premises or otherwise arising from Subtenant's use of Sublandlord and Landlord's property or any portion of the Subleased Premises. Without limitation, indemnified losses shall include Sublandlord's loss of all or part of its security deposit under the Sublease and any other expense or liability incurred by Sublandlord as a result of a default under the Sublease that is caused by any act or omission of the Subtenant. Subtenant shall fully reimburse Sublandlord and Landlord for any indemnified loss within thirty (30) days following the date Sublandlord or Landlord gives Subtenant notice of the loss. Subtenant shall make all indemnity payments to Sublandlord at its addresses set forth in Section 4 of this Sublease or such other address or addresses as Subtenant may designate in its notice to Sublandlord. The Subtenant's indemnity obligation under this Sublease is absolute and not subject to any setoff, defense, deduction, or counterclaim based on a claim that Subtenant may have against Sublandlord. The obligation of Subtenant under this section will survive the expiration or termination of this Sublease.

        10. Default. Any breach of any covenant, obligation, or representation by a party under this Sublease, or any "Default" described in the Overlease constitutes a default under this Sublease. Upon the occurrence of a "Default" as defined under the Lease, Sublandlord shall have all the rights and remedies of Landlord under the Lease. Additionally, any breach by Subtenant of any covenant, condition or obligation set forth in this Sublease that is not cured in the event of a monetary default within three (3) days and in the event of a non-monetary default within ten (10) days after Subtenant receives from Sublandlord written notice of the breach will constitute a default hereunder. Upon the occurrence of a default by Subtenant, Sublandlord may elect to exercise any one of the following remedies, without prior notice or demand:

               (a) Sublandlord may re-let the Subleased Premises for and on behalf of Subtenant and apply all payments received from said third party against the Rent payable by Subtenant under this Sublease for the balance of its stated term, without any obligation to account to Subtenant for any excess payments received, and Sublandlord may sue to recover any damage, deficiency, or loss of Rent and Additional Rent suffered by


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        Sublandlord because of its re-entry and re-letting of the Subleased
        Premises; or

               (b) Sublandlord may terminate this Sublease and sue Subtenant to recover all unpaid Rent and Additional Rent through the effective date of the termination, but the parties otherwise will not have any further rights or obligations under this Sublease; or

               (c) Sublandlord, monthly or at such longer intervals as it elects, may sue Subtenant to recover any accrued, unpaid Rent and Additional Rent without any obligation to wait until the end of the stated term of this Sublease for a final determination of Subtenant's account; or

               (d) Sublandlord may accelerate the Rent and Additional Rent for the remaining term of this Sublease and sue Subtenant to recover the total amount of unpaid Rent and Additional Rent.

The rights given to Sublandlord herein are in addition to any rights that may be given to Sublandlord by a statute or under law. Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or other remedies provided by law. If any provision of this Sublease, or its application to any situation shall be invalid or unenforceable to any extent, the remainder of this Sublease, or the application thereof to situations other than that as to which it is invalid or unenforceable, shall be affected thereby, and every provision of this Sublease shall be valid and enforceable to the fullest extent permitted by law.

        11. Insurance. During the term of the Sublease, Subtenant shall maintain at its expense and for the mutual benefit of Sublandlord and Subtenant such casualty insurance and liability insurance on the Subleased Premises as is required pursuant to Article 10 of the Overlease.

        12. Consent to Sublease. This Sublease is subject to Landlord's approval. If Landlord fails to give its prior written approval then this Sublease shall be null and void with no further obligation between the parties.

        13. Attorney's Fees. If any Rent or Additional Rent owing under this Sublease is collected by or through an attorney at law, Subtenant shall pay all attorney's fees incurred by Sublandlord as a result of any breach or default by Subtenant under this Sublease.

        14. Miscellaneous. All of the other provisions and conditions contained in the Overlease described above shall remain in full force and effect.

        15. Time of Essence. Time is of the essence of this Sublease.

        IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease Agreement dated as of the date set forth above.

Witness:                                           SUBLANDLORD:

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                                                   PARADYNE CORPORATION, a
Delaware corporation


____________________________        By:_____________________________
Name:_______________________        Name:___________________________
                                    Title:__________________________
----------------------------
Name:_______________________        Date:___________________________





                                                   SUBTENANT:

                                                   GLOBESPAN TECHNOLOGY, INC., a
                                                   _______________ corporation


____________________________        By:_____________________________
Name:_______________________           Name:________________________
                                            Title:_______________________

____________________________        Date:___________________________
Name:_______________________